Exhibit 99.1

INNOVATE’s Portfolio Company DBM Global to Pay Cash Dividend

NEW YORK, NY, February 2, 2026 (GLOBE NEWSWIRE) -- INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) announced today that DBM Global Inc. (“DBMG”), a family of companies providing fully integrated steel construction services, and an operating subsidiary of INNOVATE, will pay a cash dividend of approximately $5 million, or $1.30 per share, on February 24, 2026 to DBMG’s stockholders of record at the close of business on February 9, 2026. As the largest stockholder of DBMG, INNOVATE expects to receive approximately $4.6 million of the total $5 million dividend payout. INNOVATE’s individual stockholders are not eligible to receive the cash dividend.

About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,100 people across its subsidiaries. For more information, please visit: http://www.innovatecorp.com.

About DBM Global Inc.
DBMG is focused on delivering world-class, sustainable value to its clients through a highly collaborative portfolio of companies which provide better designs, more efficient construction, and superior asset management solutions. The Company offers integrated steel construction services from a single source and professional services which include design-assist, design-build, engineering, detailing, BIM co-ordination, steel modeling/detailing, fabrication, rebar detailing, advanced field erection, project management, and state-of-the-art steel management systems. Major market segments include commercial, healthcare, convention centers, stadiums, gaming and hospitality, mixed use and retail, industrial, public works, bridges, transportation, and international projects. The Company, which is headquartered in Phoenix, Arizona, has operations in the United States, Australia, Canada, India, New Zealand, the Philippines and the United Kingdom.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, such as DBMG’s payment of a cash dividend. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual expectations to differ materially from these forward-looking statements include DBMG’s payment of a cash dividend and the other factors under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K, as supplemented by INNOVATE’s quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Contact:
Solebury Strategic Communications Anthony Rozmus
(212) 235-2691
Email:
ir@innovatecorp.com